Exhibit 99.5

Daybreak Announces Management Changes

Spokane, Washington – December 17, 2007 - Daybreak Oil and Gas, Inc., (OTC Bulletin Board: DBRM.OB – News; “Daybreak”) a Washington Corporation, today announced that independent Director, Tim R. Lindsey, has accepted appointment as President and Chief Executive Officer on an interim basis, effective immediately. Former President, Robert Martin, will continue to serve the Company in the position of Senior Vice President, Exploration. Former Chief Executive Officer, Eric Moe, has resigned to return to his private business practice; however, Mr. Moe will consult for the Company on select equity-funding activities.

James Westmoreland will join Daybreak as interim Chief Financial Officer replacing Terrence Dunne who has resigned as Chief Financial Officer. Thomas Kilbourne, Treasurer and Controller, has resigned these positions and continues in a non-executive role with the Company.

Dale Lavigne, Chairman of the Board stated: ”Daybreak is at a stage in its evolution of a start up oil and gas exploration Company where it needs strong technical and financial management experience to bring the Company to the next level of growth. Making these changes is the first step in creating a  dynamic and competitive company within the oil and gas industry.”

Mr. Lindsey was appointed to the Board of Directors in January, 2007. He has previously worked in a number of management and executive positions with publicly-traded oil and gas companies including Marathon Oil Company and The Houston Exploration Company. Mr. Lindsey is also an independent executive consultant in the energy and natural resources industries; and, a Director on the Board of Challenger Energy Corporation.

Mr. Westmoreland was Vice President and Chief Accounting Officer for The Houston Exploration Company for 21 years until its acquisition by Forest Oil Company earlier this year.  He has over 25 years of experience in oil and gas accounting, finance, corporate compliance and governance both in the public and private sector.  Over the past four months, Mr.  Westmoreland has worked as a financial  consultant to Daybreak. He earned his B.B.A. in Accounting from the University of Houston.

Further commenting on the changes, Mr. Lavigne, stated:  “We are all very encouraged by the management evolution at Daybreak.  Mr. Moe was instrumental in the startup phase of the Company and its accomplishments to date.  We are confident that Mr. Lindsey and Mr. Westmoreland will position Daybreak to be able to take advantage of opportunities to grow its oil and gas reserves and production. The executive team has already begun to implement plans to complete the organizational transformation.  Daybreak remains committed to pursuing activities which afford the opportunity to create value for its shareholders.”

For information about Daybreak Oil and Gas Inc., please contact:

Eric Moe	Telephone:	(509) 465-4541
	Email:	emoe27@aol.com

Mike McIntyre	Telephone:	(604) 484-6243
	Email:	mmac10@shaw.ca

Web site  www.daybreakoilandgas.com

 “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.